Exhibit 5.1

[Letterhead of Holme Roberts & Owen, LLP]

July 20, 2005

M.D.C. Holdings, Inc.
3600 S. Yosemite Street, Suite 900
Denver, Colorado 80237

Re:	M.D.C. Holdings, Inc. $750,000,000 aggregate principal amount of Medium Term Senior Notes due Nine Months or More from the Original Issue Date/ Medium Term Subordinated Notes due Nine Months or More from the Original Issue Date

Ladies and Gentlemen:

     We have acted as counsel to M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), in connection with (i) the Company’s Registration Statement on Form S-3 (File No. 333-117319) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (as amended, the “Act”) and (ii) the Prospectus dated September 7, 2004 constituting a part thereof, as supplemented by the Prospectus Supplement dated July 20, 2005 (collectively, the “Prospectus”), relating to the issuance and sale from time to time by the Company of up to an aggregate of $750,000,000 principal amount of its Medium Term Senior Notes, and/or Medium Term Subordinated Notes, Due Nine Months or More from the Date of Issue (collectively, the “Medium Term Notes”). The Medium Term Senior Notes will be guaranteed (the “Guarantees”) by some or all of the co-registrants named in the Registration Statement (each co-registrant that guarantees Medium Term Senior Notes, a “Guarantor” and collectively the “Guarantors”). The Medium Term Notes are to be issued, separately or together, and are to be sold from time to time as set forth in the Prospectus and any amendments or supplements thereto.

     All capitalized terms that are not defined herein shall have the meanings assigned to them in the Registration Statement.

     In connection with the Company’s preparation and filing of the Registration Statement and the Prospectus, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies of originals. As to matters of fact not directly within our actual

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knowledge, we have relied upon certificates, telegrams and other documents from public officials in certain jurisdictions.

     In connection with this opinion, we have examined the following documents:

     i. The Certificate of Incorporation of the Company, as amended to date (the “Certificate”);

     ii. The Bylaws of the Company, as amended to date (the “Bylaws”);

     iii. The Certificate or Articles of Incorporation, Certificate or Articles of Organization, Bylaws, Operating Agreements and Partnership Agreements, as applicable, of the Guarantors, as set forth on Exhibit A hereto (the “Guarantor Documents”);

     iv. The Senior Indenture dated December 3, 2002, among the Company, the Guarantors and U.S. Bank National Association (the “Trustee”), as supplemented prior to the date hereof (the “Senior Indenture”), the Senior Subordinated Indenture dated October 6, 2004, between the Company and the Trustee (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), the Supplemental Indenture, dated October 6, 2004, among the Company, the Guarantors and the Trustee (the “Supplemental Indenture”), and Amendment No. 1 to Supplemental Indenture, dated July 20, 2005, among the Company, the Guarantors and the Trustee (the “Amendment”), each filed or incorporated by reference as an exhibit to the Form 8-K to be filed by the Company on July 20, 2005, and the forms of the fixed rate and floating rate Medium Term Notes, which are exhibits to the Supplemental Indenture, as amended by the Amendment.

     v. Resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof (the “Company Board”) authorizing the issuance and sale of the Medium Term Notes, certified as of a recent date by an officer of the Company (the “Company Resolutions”);

M.D.C. Holdings, Inc.
July 20, 2005

     vi. Resolutions adopted by the boards of directors or other governing bodies of each of the Guarantors (the “Guarantor Boards”) authorizing the Guarantee to be entered into in connection with the Medium Term Senior Notes, certified as of a recent date by an officer of the Guarantors (or, in two instances, the general partner of the Guarantor) (the “Guarantor Resolutions”);

     vii. Such other records of the corporate proceedings of the Company and Guarantors that we considered necessary or appropriate for the purpose of rendering this opinion;

     viii. Such other certificates and assurances from public officials, officers and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion; and

     ix. Such other documents that we considered necessary or appropriate for the purpose of rendering this opinion.

     On the basis of the foregoing examination, our reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Act and the Trust Indenture Act of 1939, as amended, and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable, as to which we express no opinion):

     1. When the terms of the Medium Term Senior Notes have been established and when the Medium Term Senior Notes have been completed, executed, authenticated and delivered in accordance with the provisions of the Senior Indenture, as supplemented by the Supplemental Indenture and the Amendment, the Company Resolutions and Guarantor Resolutions, and the Distribution Agreement among the Company and the Agents named therein, as amended, against payment of the consideration therefor, the Medium Term Senior Notes will constitute legal, valid and binding obligations of the Company and the Guarantees will constitute legal, valid and binding obligations of the Guarantors, subject in each case to the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws

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regarding fraudulent transfers or conveyances or preferential transfers or conveyances) and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

     2. When the terms of the Medium Term Subordinated Notes have been established and when the Medium Term Subordinated Notes have been completed, executed, authenticated and delivered in accordance with the provisions of the Subordinated Indenture, as supplemented by the Supplemental Indenture and the Amendment, the Company Resolutions, and the Distribution Agreement among the Company and the Agents named therein, as amended, against payment of the consideration therefor, the Medium Term Subordinated Notes will constitute legal, valid and binding obligations of the Company, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or conveyances or preferential transfers or conveyances) and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

     For purposes of this letter, we have assumed that, at the time of issuance, sale and delivery of the Medium Term Notes: (a) the authorization thereof by the Company Board and, in the case of the Medium Term Senior Notes, the authorization of the Guarantees by the Guarantor Boards shall not have been modified or rescinded; (b) no change in law affecting the validity, legally binding character or enforceability of the authorization of the issuance and sale of the Medium Term Notes by the Company Board or the authorization of the Guarantees by the Guarantor Boards shall have occurred; (c) the form of the applicable Indenture (including, without limitation, the forms of the fixed rate and floating rate Medium Term Notes to be issued thereunder) and, in the case of the Medium Term Senior Notes, the form of the Guarantee shall not have been modified; (d) the Medium Term Notes shall have been issued in accordance with the applicable Indenture which constitutes the legal, valid and binding obligation of the parties thereto (other than the Company and, in the case of the Senior Indenture, the Guarantors); (e) upon the issuance of the Medium Term Notes, the amount of Medium Term Notes outstanding does not exceed the amount authorized by the Company Board and, in the case of Medium Term Senior Notes, the amount of

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Guarantees outstanding does not exceed the amount authorized by the Guarantor Boards; and (f) the Certificate of the Company and the Guarantor Documents shall not have been modified or amended in any respect that would affect this opinion and will be in full force and effect.

     The opinions expressed herein are limited to the laws of the States of Colorado and New York, and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) (the “DGCL”) and the federal laws of the United States of America.

     This opinion may be filed as part of the Company’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

     The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions.

Very truly yours,

HOLME ROBERTS & OWEN LLP

By:	/s/ Garth B. Jensen

Garth B. Jensen Partner

Exhibit A
Guarantor Documents

M.D.C. Land Corporation

Articles of Incorporation of M.D.C. Land Corporation

By-Laws of M.D.C. Land Corporation

RAH of Florida, Inc.

Articles of Incorporation of Richmond American Homes of RAH Florida, Inc.

By-Laws of Richmond American Homes of Florida, Inc.

RAH of Texas, LP

Certificate of Limited Partnership for RAH of Texas, LP (A Colorado Limited Partnership)

Agreement of Limited Partnership of RAH of Texas, LP

RAH Texas Holdings, LLC

Articles of Organization of RAH Texas Holdings, LLC

Operating Agreement of RAH Texas Holdings, LLC

Richmond American Construction, Inc.

Certificate of Incorporation of Richmond American Construction, Inc

By-Laws of Richmond American Construction, Inc.

Richmond American Homes of Arizona, Inc.

Certificate of Incorporation of Richmond American Homes of Arizona, Inc.

By-Laws of Richmond American Homes of Arizona, Inc.

Richmond American Homes of California, Inc.

A-1

Articles of Incorporation of Richmond American Homes of California, Inc.

By-Laws of Richmond American Homes of California, Inc.

Richmond American Homes of Colorado, Inc.

Certificate of Incorporation of Richmond American Homes of Colorado, Inc.

By-Laws of Richmond American Homes of Colorado, Inc.

Richmond American Homes of Delaware, Inc.

Articles of Incorporation of Richmond American Homes of Delaware, Inc.

Bylaws of Richmond American Homes of Delaware, Inc.

Richmond American Homes of Florida, LP

Certificate of Limited Partnership of Richmond American Homes of Florida, LP

Agreement of Limited Partnership of Richmond American Homes of Florida, LP

Richmond American Homes of Illinois, Inc.

Articles of Incorporation of Richmond American Homes of Illinois, Inc.

Bylaws of Richmond American Homes of Illinois, Inc.

Richmond American Homes of Maryland, Inc.

Articles of Incorporation of Richmond American Homes of Maryland, Inc.

By-Laws of Richmond American Homes of Maryland, Inc.

Richmond American Homes of Nevada, Inc.

Articles of Incorporation of Richmond American Homes of Nevada, Inc.

A-2

By-Laws of Richmond American Homes of Nevada, Inc.

Richmond American Homes of New Jersey, Inc.

Articles of Incorporation of Richmond American Homes of New Jersey, Inc.

Bylaws of Richmond American Homes of New Jersey, Inc.

Richmond American Homes of Pennsylvania, Inc.

Articles of Incorporation of Richmond American Homes of Pennsylvania, Inc.

Bylaws of Richmond American Homes of Pennsylvania, Inc.

Richmond American Homes of Texas, Inc.

Articles of Incorporation of Richmond American Homes of Texas, Inc.

By-Laws of Richmond American Homes of Texas, Inc.

Richmond American Homes of Utah, Inc.

Articles of Incorporation of Richmond American Homes of Utah, Inc.

By-Laws of Richmond American Homes of Utah, Inc.

Richmond American Homes of Virginia, Inc.

Articles of Incorporation of Richmond American Homes of Virginia, Inc.

By-Laws of Richmond American Homes of Virginia, Inc.

Richmond American Homes of West Virginia, Inc.

Articles of Incorporation of Richmond Homes of West Virginia, Inc.

By-Laws of Richmond American Homes of West Virginia, Inc.

A-3